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                         August 24, 2023

       Thomas F. Karam
       Chief Executive Officer
       Equitrans Midstream Corporation
       2200 Energy Drive
       Canonsburg, Pennsylvania 15317

                                                        Re: Equitrans Midstream
Corporation
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed February 23,
2023
                                                            File No. 001-38629

       Dear Thomas F. Karam:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program